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EXHIBIT 99.1

[Lifepoint logo]

                                                        CORPORATE HEADQUARTERS
                                                        1205 South Dupont Street
                                                        Ontario, CA 91761
                                                        Tel: 909-418-3000
                                                        Fax: 909-418-3003

February 12, 2004

Dear Stockholders and Friends of LifePoint:

   It gives me great pleasure to report that LifePoint has made progress on the re-start plans we outlined in our letter to you in August 2003. Our major focus has been, first, to hire the experienced personnel to help LifePoint achieve it goals, next, to successfully re-launch the IMPACT(R) Test System with an enhanced, updated product, and finally to implement a definitive, focused plan to facilitate rapid market acceptance of the product. Since our last letter, LifePoint has accomplished the following:

o Completed internal and field-testing and validation of the enhanced product; external testing shows the same excellent performance on the enhance test system.

o Begun shipping the IMPACT Test System and disposables to current customers and distributors.

o        Completed our response to the FDA on our pending 510(k) submissions.

o Hired proven professionals for: Vice President of Finance and Chief Accounting Officer; Director of Chemistry; and Materials Manager.

o Added two new independent directors, Richard Wadley and William Cavendish to strengthen the Board of Directors.

o Received a patent for the syntheses if novel tracers, which reduces the cost of manufacturing the disposable Saliva Test Modules.

HUMAN RESOURCES

         Our first objective was to hire the experienced personnel that have the prerequisite skills to move LifePoint to the next stage of its life. Although most of the senior and key employees remained with LifePoint through a difficult period while additional capital financing was needed and eventually obtained, we needed to hire additional key employees. We have added several new senior manager and key technical personnel to meet that goal.

         You have already met Craig Montesanti, our new VP of Finance and Chief Accounting Officer. Craig has over 20 years experience in both public and private companies in a variety of finance and accounting positions, including several medical companies, and proven expertise in start-up and rapid growth environments, including 2 start-ups that grew to have sales of over $100 million each. From 2001, he was most recently the Vice President of Finance and Administration with Puroflow, Inc., a publicly traded manufacturer of filtration products which was recently acquired. Prior to Puroflow, Mr. Montesanti was Director of Finance and responsible for all financial operations at Aspen Marketing Group, a privately held provider of offline and online marketing services with revenues of over $300 million. Prior to Aspen Marketing Group, Mr. Montesanti held a variety of senior finance and accounting positions at VitalCom (GE Medical Systems Information Tech) and Trikon Tech, and started his career at Ioptex Research, Inc., a manufacturer of medical devices. Mr. Montesanti has an MBA from Pepperdine University and a Bachelor of Science in Business Management/Accounting from California State Polytechnic University. Craig replaces Don Rutherford, who was hired as an interim CFO through Tatum Partners in April. We are excited about the depth and breadth of experience that Craig adds to our senior management team.

         In addition to Craig, we have also added Haresh Shah, Ph.D. as Director of Chemistry. Haresh has over 15 years broad industry product development experience with companies such as IGEN, Boehringher Mannheim (now Roche Diagnostics), Litmus Concepts (now Quidel Corporation) and Bechman Coulter Inc. Haresh is responsible for the development of additional chemistry assays for inclusion on the IMPACT Test System, and will continue the work that Dr. Tom Foley, our Senior VP of R&D has started. With the transfer of the IMPACT Test System into manufacturing now complete, Tom is now able to semi-retire. Tom will continue to support LifePoint on a going-forward basis and assist with the successful continuation of the project develop programs for new products.


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   Kevin McNerney, our VP of Operations, is building a proven, professional team to meet our growing manufacturing requirements. We have recently added a production manager for disposables, a production manager for instrument, and a materials manager. We have also added a quality assurance manager to assure quality products and processes to meet our goals of FDA QSR certification, CE marks, and ultimately ISO certification. Now that we have almost completed the critical internal middle management hires, we have also started to add sales and marketing personnel, with the addition of our first field sales person.

         In our effort to better position LifePoint for its next stage of growth, we have also strengthened our Board of Directors and have added two new independent directors, Richard Wadley and William Cavendish.

         M. Richard Wadley is a proven CEO with over 25 years of successful general management experience with world-class Fortune 500 companies such as Tambrands, Hallmark, and Procter & Gamble, as well as smaller entrepreneurial enterprises. Mr. Wadley is currently the CEO of the Bayshore Group, a management and marketing consulting group focusing on building businesses through effective strategic planning, marketing and operational improvements, merger, acquisition, divestiture, and equity capital generation.

         William A. Cavendish is an international pharmaceutical executive with extensive senior management experience in world class U.S. and international companies such as Pharmacia, American Home Products (Wyeth). Mr. Cavendish is currently the President of Healthcap LLC, a company that performs advisory services for business development, venture capital and direct investment in small and medium size life-science companies. He is also the CEO and a director of Unihart Biotech Pharma NV, a drug discovery and development company focusing on virology and oncology.

         With these additions, the senior and key management team is in place, and with the support of our strengthened board of directors, we are confident that we will be able to scale up the manufacturing and to quickly implement our sales efforts in the field.

MANUFACTURING & PRODUCT SUPPORT

         Our second goal was to successfully re-launch the IMPACT Test System with an enhanced, updated product, which, we believe based on customer feedback, better meets our customer needs. During our cash constrained period, we completed testing the product enhancements made in January 2003 and finished our first round of design and process improvements in order to improve product performance, improve product reliability and manufacturability, and start to reduce manufacturing costs.

         After the first close of the Series D Preferred Stock financing in July, we renegotiated our vendor agreements and were able to obtain parts and supplies for manufacturing during September. In October, we re-initiated manufacturing, and in early November, initiated internal testing and validation of the product enhancements and cost-reduction improvements made in the product design. We started testing at external sites in early December, and expanded the testing to additional sites, including customers at the end of December and January.

         During this period of internal and external testing and validation, we have purposely kept our product staff to a minimum, in order to conserve cash until we have complete the validation process. Because of this approach, we have been able to keep well ahead of our internal budget on cash use. However, it will now take us a while to ramp up production to the previous levels we were at in January 2003. We anticipate that we will be product constrained for the next 3 -4 months until we are able to reach the previous levels of production capability.

         The most important news to report is that we continue to obtain the same excellent performance data from our external testing that we reported to you from our internal testing during our last conference call - especially as it relates to aspiration. We believe that we are now well on our way to meet our second major objective, to provide our customers and distributors with an enhanced, proven test system as quickly as possible.

REGULATORY / QUALITY ASSURANCE

         As soon as we had internally validated our product enhancements in November 2003, we initiated the testing needed to provide our response to the FDA questions on our FDA 510(k) submissions. We completed those data submissions and responses in December 2003.


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SALES & MARKETING

         Our third objective was to implement a focused plan to facilitate rapid market acceptance of our product. Our proprietary technology is a significant part of our business plan, and we are pleased to report that in addition to the patent we received in October, we were issued another patent in November. This new patent for the synthesis of novel tracers and reduces the cost to manufacture the Saliva Test Modules.

         We had forecast during our last conference call that we would start shipping product during this quarter, and we are very pleased to report that we have indeed started to ship product. Our initial shipments are going to current customers and distributors who have waited so patiently for LifePoint to be able to continue to supply them with product. These warranty replacement shipments will not generate revenues since these customers have already paid for their product.

         After this initial effort to get our current customers back up and running, our revised business plan focuses on the two major markets that have large market demand and where we believe we can penetrate the market most quickly - the international law enforcement market and the U.S. industrial market.

         The international law enforcement market has been a major initial focus for LifePoint for quite a while. During the last few months, new laws and newly authorized funding by some governments of western European countries continue to rapidly expand the possible sales opportunities and customer demand for our product. Over the last 6 months, our current or pending distributors have remained committed to LifePoint, and we have added additional distributors and markets during this period of time. We now have identified 18 distributors with the ability to sell into over 30 countries, with a major focus on Europe. Although some international distributor and customer evaluations will need to be repeated, our distributors remain anxious to re-start these studies. We have already sent initial product shipments to some of these distributors, but it will take several months for them all to receive their first instrument and then complete their initial stock orders.

         Concurrently with getting our international distribution back on-line, we will initiate our efforts into our other significant sales opportunity, the industrial workplace. Based upon our initial marketing and sales pilot programs last fall and winter, it became obvious that US market receptivity for the IMPACT Test System is greatest in the industrial market. In the industrial market, we believe that the IMPACT Test System can generate profits and revenues for LifePoint's customers; and with the very short payback period, the buying decision should be very quick. Therefore, we made a decision last December and January to focus our initial domestic sales efforts on this large market opportunity, prior to focusing on the US law enforcement market. Our plans are to establish 20-30 industrial sites that will serve as sources for third-party publications and also be sites that provide geographically and market diverse customer referrals. With this base of referral sites, we will then be able to leverage those customers with a geographically focused market launch into employers with a small direct sales force. We already have 2 sites running and expect to have the remainder of the initial target customers using the product during the next 2-3 months.

         Although we will not focus on the law enforcement market for 4-6 months, we will also be establishing between 20 and 30 geographically and market diverse law enforcement sites, 10 -15 each in the law enforcement and drug court markets. These sites will become the basis of customer referrals and third party publications when we finally initiate our launch into this market. We already have two sites established, one in law enforcement and one in a drug court. Because of our delays in providing product, mostly due to our loss of financing and their own revised focus on a new alcohol testing instrument, CMI has notified LifePoint of their desire to terminate their distribution agreement with LifePoint. Since this is an early termination of the three-year agreement, LifePoint has made a demand to CMI for a break-up fee. Since we had already made the decision to further delay our marketing efforts into the law enforcement market, we do not believe that this will have any near-term impact on LifePoint. We already have been working directly with 10 US law enforcement agencies that are interested in our product and have agreed to be early customers and referral sites; two of these sites are already established and testing.


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FINANCIALS FOR QUARTER ENDED SEPTEMBER 30, 2003

         During the quarter ended December 31, 2003, we continued to focus on getting the IMPACT Test System to market. With the funds raised in the second quarter of fiscal 2004 we began filling critical positions necessary for us to bring a quality product to the market place. While progress has been made in enhancing our employee base, which represents our largest expense, we also continue to operate on a very tight budget. Since there has been no revenues recorded year-to-date, all manufacturing and quality costs are recorded as a research and development expense. Since our revenue recognition policy requires receipt of cash, although we are starting to ship product, it is unrealistic to expect any significant revenues in the 4th quarter as well.

         Our net loss of $1.8 million in the third quarter of fiscal 2004 in comparison to the $2.9 million net loss for the same quarter in fiscal 2003 represents our current reduced operational expenses. For the nine-month period ended December 31, 2003, the net loss was $4.2 million as compared to $10.1 million for the same period in the previous year. This again represents the lower operating level in existence today versus a year ago as LifePoint re-deploys critical resources.

         During the third quarter of fiscal 2004 we continued to solidify our financial position, both from a financial basis and in the business sector. We continued to work with our vendors in settling old accounts payable accounts and have made significant progress in re-establishing past relationships.

         Our cash position of approximately $4 million continues to be slightly above our internal plan. We continue to utilize cash in a very prudent fashion as we have minimized spending on fixed assets. Fortunately, our previously established inventory level of components necessary for the manufacturing of the product has not required any significant cash outlays.

         With the recent addition of fresh, experienced personnel, the re-launch of an enhanced product that the market is still patiently waiting for, and a revised, focused business plan, LifePoint management looks forward to an exciting 2004. We remain very positive about the prospects, progress and future of LifePoint.

         We will continue to do our best to keep all of you apprised of what is happening at LifePoint through press releases, stockholder updates, conference presentations and our web site. Thank you again for your time.

Sincerely,

/s/ Linda H. Masterson

Linda H. Masterson
Chief Executive Officer and President